Exhibit 1

AGREEMENT OF JOINT FILING

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13D and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of shares of common stock, $0.001 par value, of International Stem Cell Corporation, a Delaware corporation. The undersigned hereby further agree that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Dated: March 6, 2019	X-Master, Inc.

	By:	/s/ Russell Kern
	Name:	Russell Kern
	Title:	President

Andrey Semechkin

	By:	/s/ Andrey Semechkin
	Name:	Andrey Semechkin
	Title:	Self

Russell Kern

	By:	/s/ Russell Kern
	Name:	Russell Kern
	Title:	Self

AR Partners, LLC

	By:	/s/ Russell Kern
	Name:	Russell Kern
	Title:	Manager